EXHIBIT 11.1


                                 MEDTRONIC, INC.
              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES(1)


The ratio of earnings to fixed charges for the quarter ended January 25, 2002, was computed based on Medtronic's current Quarterly Report on Form 10-Q. The ratio of earnings to fixed charges for the fiscal years ended April 27, 2001, April 30, 2000, 1999, 1998, and 1997 was computed based on Medtronic's historical consolidated financial information included in Medtronic's Annual Report on Form 10-K filed on July 26, 2001.

                                                NINE MONTHS     YEAR ENDED                   YEAR ENDED APRIL 30,
                                                    ENDED        APRIL 27,    ------------------------------------------------
                                              JANUARY 25, 2002    2001(7)         2000         1999        1998        1997
                                              --------------------------------------------------------------------------------
 Earnings:
   Net Earnings                                 $    683.1     $  1,046.0     $  1,084.2     $  466.7    $  587.7    $  582.0
   Provision for income taxes                        418.7          503.4          530.6        358.4       316.8       304.4
   Minority interest                                   2.4            1.4            4.4          3.3         2.4         1.8
   Amortization of capitalized interest                0.1            0.1             --           --          --          --
   Capitalized interest(2)                            (0.1)          (3.5)          (0.2)          --          --          --
                                              --------------------------------------------------------------------------------
                                                $  1,104.2     $  1,547.4     $  1,619.0     $  828.4    $  906.9    $  888.2
                                              --------------------------------------------------------------------------------
Fixed Charges:
   Interest expense(3)                          $     29.5     $     17.6     $     14.0     $   29.2    $   15.5    $   15.4
   Capitalized interest(2)                             0.1            3.5            0.2           --          --          --
   Amortization of debt issuance costs(4)             32.0             --             --           --          --          --
   Rentals(5)                                         12.0           15.5           14.9         14.2        12.2        11.5
                                              --------------------------------------------------------------------------------
                                                $     73.6     $     36.6     $     29.1     $   43.4    $   27.7    $   26.9
                                              --------------------------------------------------------------------------------
Earnings before income taxes and
   fixed charges                                $  1,177.8     $  1,584.0     $  1,648.1     $  871.8    $  934.6    $  915.1
                                              ================================================================================

Ratio of earnings to fixed charges(6)                 16.0           43.3           56.6         20.1        33.7        34.0


     (1) On December 21, 2000, November 5, 1999, January 28, 1999, January 27, 1999, and September 30, 1998, Medtronic acquired PercuSurge, Inc., Xomed Surgical Products, Inc., Arterial Vascular Engineering, Inc., Sofamor Danek Group, Inc., and Physio-Control International Corporation, respectively. These five acquisitions were accounted for under the pooling of interests method of accounting. As such, the ratios of earnings to fixed charges presented above include the effect of the mergers.

     (2) Capitalized interest consists of interest related to the construction of Medtronic's new World Headquarters.

     (3)  Interest expense consists of interest on indebtedness.

     (4) Represents the amortization of debt issuance costs incurred in connection with the Company's completion of a $2,012.5 million private placement of 1.25% Contingent Convertible Debentures on September 17, 2001.

     (5) Approximately one-third of rental expense is deemed representative of the interest factor.

     (6) Earnings for the nine months ended January 25, 2002, the fiscal year ended April 27, 2001 and April 30, 2000, 1999, 1998, and 1997 include pre-tax net merger, restructuring and other non-recurring charges of $426.6 million (of which $32.0 million is included in interest expense), $347.2 million (of which $8.4 million is included in cost of sales), $13.8 million, $554.1 million (of which $29.0 million is included in cost of sales), $205.3 million (of which $12.9 million is included in cost of sales), and $55.5 million, respectively.

          On a supplemental basis, the ratio of earnings to fixed charges excluding net merger, restructuring, and other non-recurring charges would have been 21.4, 52.7, 57.0, 32.9, 41.1, and 36.1 for the quarter ended January 25, 2002, the fiscal years ended April 27, 2001, and April 30, 2000, 1999, 1998, and 1997, respectively.

     (7) In April 2001, Medtronic changed its fiscal year end from April 30 to the last Friday in April.